Exhibit 99.1

China Organic Agriculture Announces Appointment of Huizhi Xiao as New Chairman of the Board

New Appointment Follows Q4 Revenue Report Showing Increased Profit Margins and Revenues Gains

Beijing, China--China Organic Agriculture, Inc. (OTCBB: INEL - News), a leading and one of the largest China-based producers of high-quality organic rice, announced today that Huizhi Xiao has been appointed Chairman of the Company's Board of Directors. Mr. Xiao has successful history of working the China's expansive agriculture market, including the founding of China Organic Agriculture in 2002. Mr. Xiao has served as the Company's President since the Company's founding.

Mr. Xiao graduated from Jilin Agricultural University and is a senior agronomist with many years of experience in the food processing industry, particularly in rice processing. He is a prominent figure in the China's agriculture industry with a reputation as an innovator with expansive management experience through several past enterprises. Mr. Xiao has been an active participant in agriculture production management from 1985 to 1995. During this period, he imported top quality crop seeds, increased production by 15%, and was elected as the district's model laborer.

"It is truly an honor to be named Chairman of the Board for such a company with exceptional potential for growth," said Mr. Xiao. "I will be engaged in research and development of organic rice as well as increasing sales of our products. I will also be working on a vertical integration of our operations. I believe that China Organic is entering a new exciting period of growth and I have committed myself to making sure that we maintain our strategic approach to building shareholder value."

From 1990 to 2002, Mr. Xiao served as General Manager of Qianguo District Guangsha Construction Company and doubled company profits. He widely imported organic plantation and increased production by 30%, and sales by 60% and currently serves as President of China Organic Agriculture, Limited.

China Organic Agriculture recently announced financial results for the fourth quarter of fiscal 2007. The Company generated $4.1 million in revenues for the period, a 30% increase when compared to the $3.1 million for the comparable period the previous year. Increased revenues are attributed to ever-expanding production capacity to meet the demands of a growing customer base.

About China Organic

China Organic Agriculture has established brand loyalty among the China's affluent with high-quality, fully-certified organic rice products that are already generating revenues from China's estimated $12.8 billion market for organic foods. COA, one of the first Agricultural Product Processing Demonstration Enterprises by the Ministry of Agriculture, was established in Songyuan City as ErMaPao Green Rice Limited in 2002 and has continued to build a solid infrastructure with extensive planting, processing and marketing capabilities.

COA is fully committed to contributing to the health and longevity of each of its customers. In 2005, COA passed the stringent requirements set for ISO9001-2000 quality control system authentication and was appraised as an "Outstanding Private Enterprise" in Jilin province. In September 2006, COA was jointly designated a "Jilin Good Faith Enterprise Model (Pilot)" by the Jilin Provincial Social Credit System Establishment Promotion Committee and the Market Order Rectification and Normalization Leading Group of Jilin province.

For more information, please visit http://chinaorganicagriculture.com

Forward-Looking Statements Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of INEL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings. Contact

China Organic Agriculture                    Trilogy Capital Partners
Steve Wan                                    Financial Communications
(310) 441-9777                               Ryon Harms, Toll-free: 800-592-6067
stevewan@chinaorganicagriculture.com         ryon@trilogy-capital.com